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EXHIBIT 2.2

                      AMENDMENT TO ASSET PURCHASE AGREEMENT

         This Amendment to Asset Purchase Agreement (this "Amendment") is made as of this 8th day of April, 2002 by and between FFM Acquisition Corp., a California corporation ("Buyer"), Fast Forward Marketing, Inc., a California corporation ("Seller"), Intervisual Books, Inc., a California corporation and Kanakaris Wireless, a Nevada corporation.

         All capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement (as defined below).

                                    RECITALS:

         WHEREAS, the parties hereto have entered into an Asset Purchase Agreement dated March 29, 2002 (the "Agreement") with respect to the purchase and sale of substantially all of the assets of Fast Forward Marketing, Inc.;

         WHEREAS, pursuant to Section 2.4 of the Agreement, Buyer and Seller are to jointly select an Escrow Agent and at Closing are to enter into an Escrow Agreement establishing a Joint Account account into which the Closing Receivables are to be deposited until the Joint Account Termination Date and periodically disbursed by the Escrow Agent in accordance with Section 2.4 of the Agreement; and

         WHEREAS, the parties desire to amend the Agreement to provide for alternative escrow arrangements.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                   AMENDMENTS:

         1. FIRST AMENDMENT. Section 2.4 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "PURCHASE PRICE. Subject to the adjustment set forth in Section 2.5 below, the purchase price for the Purchased Assets is up to $516,000 payable as follows: (a) $255,000 which shall be paid to Seller's legal counsel as escrow agent on the date hereof and (b) up to $261,000 paid from the amounts collected on accounts receivable outstanding at the time of closing (including future accounts receivable related to Open Orders) ("Closing Receivables") as set forth herein. Promptly following the date hereof, the Buyer and the Seller shall jointly select a mutually agreeable bank to serve as their banking agent (the "Banking Agent") and establish a joint account with the Banking Agent under Seller's federal tax identification number that requires the signatures of one of two designees of Seller and one of two designees of Buyer for


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         any withdrawals or other activity other than deposits (the "Joint
         Account"). The Banking Agent shall collect and deposit the Closing Receivables and the New Receivables (as defined below) into the Joint Account and shall periodically provide to the Buyer and the Seller a detail of such receivables (including the amount, payor and related invoice number of each payment and copies of checks deposited along with any other information submitted in connection with each such payment).

         Joint authorization in writing signed by each of the Buyer and the Seller will be required before any funds can be released from the Joint Account. Within three (3) business days following the end of each bi-weekly period commencing on the Closing Date, the Buyer shall notify the Seller in writing (the "Buyer Notification") as to what amount of the funds deposited into the Joint Account by the Banking Agent for a given bi-weekly period were payments of Closing Receivables and what amount of such funds were payments of accounts receivable from accounts comprising the Closing Receivables generated post closing (the "New Receivables"). Within three business days (3) following delivery of the Buyer Notification, the Seller and the Buyer shall jointly execute checks (or authorize wire transfers) drawing on funds held in the Joint Account to (i) distribute to the Buyer all of the funds deposited in the Joint Account with respect to the New Receivables, and (ii) distribute to the Seller forty two and one half percent (42.5%) of the funds deposited in the Joint Account with respect to the Closing Receivables; provided however, that in no event shall the Seller be entitled to receive payment in excess of an aggregate amount of $261,000 (the "Maximum Amount") from the Joint Account. The remaining funds deposited in the Joint Account with respect to the Closing Receivables shall be used solely to repay in full all of the accounts payable reflected on the Balance Sheet until the Joint Account Termination Date. The Buyer shall submit to the Seller a schedule of invoices included in the Assumed Liabilities to be paid and copies of any settlement agreements executed by the Buyer with creditors with respect to the Assumed Liabilities. Within five (5) days following the Seller's receipt of each such schedule, the Seller and the Buyer shall jointly execute checks (or authorize wire transfers) drawing on funds held in the Joint Account to the parties as specified in such schedule.

         The Joint Account shall terminate (the "Joint Account Termination Date") upon the later of (i) the Seller's receipt of the Maximum Amount from funds deposited in the Joint Account, (ii) the payment by the Buyer of all of the Assumed Liabilities, or such lesser amount pursuant to settlement agreements with such third party creditors, such settlement agreements to be in form and substance reasonably satisfactory to the Seller; or (iii) 30 days following the first anniversary of the Closing Date.

         Buyer agrees to use its reasonable best efforts to collect all of the Closing Receivables, maintain good working relationships with such accounts comprising the Closing Receivables and discourage returns of


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         previously sold products. Amounts collected by Buyer from accounts comprising Closing Receivables shall be applied first to the oldest Closing Receivable prior to applying such amounts to New Receivables. Buyer further agrees that after the Closing Date it, together with Seller, shall prepare a notice to be delivered to all customers corresponding to the Closing Receivables informing such customers that payments relating to the Closing Receivables are to be made to the Joint Account."

         2. SECOND AMENDMENT. The last sentence of Section 2.5 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "In the event that Seller has received payment from the Joint Account for Closing Receivables in excess of the Adjusted Amount, then the Seller shall repay to the Buyer the amount of such overpayment by immediate cash payment."

         3. THIRD AMENDMENT. Section 9.12 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "JOINT ACCOUNT. Each of the Seller and Buyer shall have agreed upon a Banking Agent to administer the Joint Account and shall have established the Joint Account as described in Section 2.4."

         4. FOURTH AMENDMENT. Section 10.7 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "JOINT ACCOUNT. Each of the Seller and Buyer shall have agreed upon a Banking Agent to administer the Joint Account and shall have established the Joint Account as described in Section 2.4."

         5. NO OTHER CHANGES INTENDED; CONFLICTS. Except as specifically set forth in this Amendment, no other changes, amendments or modifications are intended to the Agreement and the Agreement shall remain unmodified and in full force and effect. If there is a conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control.

         6. FACSIMILE EXECUTION; EXECUTION IN COUNTERPARTS. Executed facsimile copies of this Amendment shall have the same effect as manually executed copies. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                            (signature page follows)


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                                BUYER:

                                                FFM Acquisition Corp.


                                                By: /S/ ALEX KANAKARIS
                                                    ----------------------------

                                                Title: President



                                                SELLER:

                                                Fast Forward Marketing, Inc.


                                                By: /S/ DAN REAVIS
                                                    ----------------------------

                                                Title: President



                                                Intervisual Books, Inc.


                                                By: LARRY NUSBAUM
                                                    ----------------------------

                                                Title: CEO



                                                Kanakaris Wireless


                                                By:/S/ ALEX KANAKARIS
                                                   -----------------------------

                                                Title: President


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